EXHIBIT 10.1

AMENDMENT TO THE

TENNESSEE COMMERCE BANCORP, INC.

2007 EQUITY PLAN

THIS AMENDMENT (the “Amendment”) to the Tennessee Commerce Bancorp, Inc. 2007 Equity Plan (the “Plan”) is made on this 20th day of May, 2010 by Tennessee Commerce Bancorp, Inc. (the “Company”).

WHEREAS, the Company established the Plan for the benefit of eligible employees and directors;

WHEREAS, Section 12.2 of the Plan authorizes the Board of Directors of the Company (the “Board”) to amend the Plan; and

WHEREAS, the Board and the shareholders of the Company have approved an amendment to the Plan to (i) clarify certain definitions of the Plan, (ii) increase the maximum aggregate number of shares with respect to which awards may be granted under the Plan, (iii) revise the terms of certain equity awards subject to restrictions, and (iv) clarify the effect of adjustments upon changes in stock.

NOW, THEREFORE, the Company hereby amends the Plan as follows, effective as of May 20, 2010:

I.              Section 2.9 of the Plan is deleted and replaced with the following:

2.9           Committee means a committee of Board members that is designated by the Board to serve as the administrator of the Plan, provided that the Committee shall be composed of at least two individuals (or such number that satisfies section 162(m)(4)(C) of the Code) and shall be solely composed of individuals who are “outside directors” as defined in Treas. Reg. §1.162-27(e)(3) or any successor provision.

II.            Section 3.1 of the Plan is deleted and replaced with the following:

3.1           Committee. The Plan shall be administered by the Committee, such other committee as the Board may designate, or, at the discretion of the Board from time to time, by the Board.  The members of the Committee shall be appointed by, and may be changed at any time and from time to time in the discretion of, the Board. During any time the Board is acting as administrator of the Plan, it shall have all the powers of the Committee hereunder, and any reference herein to the Committee (other than in this Section 3.1) shall include the Board.

III.           The last sentence of Section 4.3(a) of the Plan is deleted and replaced with the following:

Subject to adjustment under Section 12.2, the number of shares of Company Stock that may be issued pursuant to Awards under the Plan (the “Section 4.3 Limit”) shall not exceed, in the aggregate, 2,000,000 shares.

IV.           The first sentence of Section 4.3(b) of the Plan is deleted and replaced with the following:

The maximum number of shares of Company Stock that may be issued subject to Incentive Stock Options is 1,000,000, subject to adjustment under Section 12.1.

V.            Section 6.3 of the Plan is deleted and replaced with the following:

6.3           Other Terms and Conditions.  Company Stock, when awarded pursuant to a Restricted Stock Award, will be represented in a book entry account in the name of the Participant who receives the Restricted Stock Award.  Notwithstanding anything to the contrary in the Plan, the Participant shall be deemed a Shareholder with respect to the Company Stock covered by the Restricted Stock Award, including the right to vote such Restricted Stock, subject to the following restrictions: (i) the Participant shall not be entitled to delivery of the appropriate number of shares of Company Stock until such shares become vested and transferable; (ii) none of the shares of Company Stock subject to the Restricted Stock Award may be sold, assigned, transferred, pledged, hypothecated or otherwise encumbered or disposed of (except by will or the applicable laws of descent and distribution) until such shares become vested and transferable; (iii) no dividends or other distributions payable with respect to a share of Company Stock subject to a Restricted Stock Award shall be paid until and unless such share become vested and transferable, with such dividends or other distributions to be accumulated, without interest, by the Company (the “Accumulated Dividends”) and (iv) shares of Company Stock subject to a Restricted Stock Award and any Accumulated Dividends with respect to such shares shall be forfeited and all rights of the Participant to such shares and Accumulated Dividends shall terminate, without further obligation on the part of the Company, unless the requirements of the Restricted Stock Award are satisfied and unless any other restricted conditions related to the Restricted Stock are met.  In the event the Company effects a recapitalization, stock split, stock dividend or other event described in Section 12.1, the shares of Company Stock received by the Participant with respect to any Restricted Stock Award (or any shares of stock issued in substitution thereof) shall be subject to identical restrictions and shall be subject to the terms of the Plan.  The Company is not required to issue shares of Company Stock under any Restricted Stock Award until all applicable requirements of law have been complied with and such shares shall have been duly listed on any securities exchange or market system on which the Company Stock may then be listed or traded.

VI.           Section 12.1 of the Plan is deleted and replaced with the following:

12.1         Adjustments Upon Changes in Company Stock.  The number and kind of shares of Company Stock with respect to which Awards hereunder may be granted (both overall and individual limitations) and which are the subject of outstanding Awards, and the maximum number and exercise price thereof, shall be adjusted as the Committee determines to be appropriate, in the event that:

(a)          the Company or an Affiliate effects one or more Company Stock dividends, Company Stock splits, reverse Company Stock splits, subdivisions, consolidations or other similar events;

(b)         the Company or an Affiliate engages in a transaction to which section 424 of the Code applies; or

(c)          there occurs any other event that in the judgment of the Committee necessitates such action;

provided, however, that if an event described in paragraph (a) or (b) occurs, the Committee shall make adjustments to the limit on Awards specified in Section 4.3 that are proportionate to the modifications of the Company Stock that are on account of such corporate changes. If any capital reorganization or reclassification of the capital stock of the Company or any consolidation or merger of the Company with another person, or the sale of all or substantially all the Company’s assets to another person, shall be effected such that holders of Company Stock shall be entitled to receive stock, securities or other property (including, without limitation, cash) with respect to or in exchange for Company Stock, then each holder of an Option shall thereafter have the right to purchase, upon the exercise of the Option in accordance with the terms and conditions specified herein and in the agreement governing such Option and in lieu of the shares of Company Stock immediately theretofore receivable upon the exercise of such Option, such shares of stock, securities or other property (including, without limitation, cash) as would be issuable or payable in such reorganization, reclassification, consolidation, merger or sale with respect to or in exchange for a number of outstanding shares of Company Stock equal to the number of shares of Company Stock that would have been immediately theretofore so receivable with respect to such Option had such reorganization, reclassification, consolidation, merger or sale not taken place, subject to such adjustments as the Committee, in its sole discretion, shall determine to be appropriate.

VI.           Amendment and Ratification. The Plan is hereby amended in accordance with the foregoing provisions of this Amendment. The Plan, as amended as provided herein, is hereby ratified and shall remain in full force and effect.

VII.         Defined Terms. Capitalized terms used in this Amendment shall have the same meanings as in the Plan unless otherwise defined herein.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned individual has executed this instrument to signify the adoption of this Amendment by the Company on the date and year written above.

TENNESSEE COMMERCE BANCORP, INC.

By:	/s/ Michael R. Sapp

Title:	Chairman, CEO and President